May 29, 1992


Mr. Eddie Ervin
Family Steak Houses of Florida, Inc.
2113 Florida Blvd.
Neptune Beach, FL  32266

Dear Eddie:

This letter is to serve as an amendment to the franchise agreement between Ryan's Family Steak Houses, Inc.
("Ryan's") and Family Steak Houses of Florida, Inc.
("Family"). Please review and sign on the last page if everything is in order. If you wish to discuss any specifics, please contact either Charlie Way or myself. As always, we look forward to working with you to make Family and Ryan's the best organizations possible.

With regard to the adjustment of the monthly royalty fee, both parties agree to the following:

1. At the beginning of the fiscal month of May (May 7, 1992) and the acceptance of the terms of this letter, Family is authorized to begin the reduction described below in its monthly royalty fee payments to Ryan's for sales after May 7, 1992. All payments for sales prior to that date will still be effective at the five percent rate.

2. In order for any and all reductions to remain in place during the terms of the franchise agreements, Family must exclusively purchase those food products approved by Ryan's. Any deviation from the approved list must have prior written authorization by Ryan's Vice President of Purchasing. A failure to follow this procedure will result in an immediate return to the five percent royalty fee.

3. Based upon the above terms, the applicable royalty fee for the fiscal 52 or 53 week period commencing with May 7, 1992 shall be four and three-quarters percent (4 _%).

4. As long as the products used by Family continue to be approved by Ryan's, there will be a further one-quarter percent reduction each succeeding 52 or 53 week period until a four percent royalty fee is reached. From that point, a four percent royalty fee will be applicable during the term of the franchise agreement.

5. The five percent royalty fee will be immediately reinstated if the product usage and/or approval process is not strictly followed by Family as noted in item number 2 above.

With regard to the number of restaurants that are required to be opened by fiscal year's end, Ryan's agrees to revise the current franchise agreement as follows:

                             Cumulative Number of
                             Restaurants Required
     End of Fiscal Year       to be in Operation

          1991                        28
          1992                        28
          1993                        28
          1994                        30
          1995                        32
          1996                        34
          1997                        37
          1998                        40
          1999                        43
          2000                        46
          2001 and subsequent years   50

This revision in the opening schedule is agreed to in order to allow Family to meet its current and future financial requirements. Also, this revision should also allow Family to remodel its existing restaurants, as well as allow Family to concentrate its efforts on operations.

Except as herein modified, the franchise agreement currently in effect between Ryan's and Family shall continue in full force and effect in accordance with its term and conditions.

After reviewing the above terms, please sign and return. We look forward to continuing the excellent relationships that we have had in the past and assisting you in all means possible.

Sincerely,



Alvin A. McCall, Jr.
Chairman


Accepted and Agreed:

Family Steak Houses of Florida, Inc.


By:  _______________________________
     Eddie Ervin, Chairman


By:  _______________________________
     Jim Osborn, President